Exhibit 10.1

July, 18 2023

Dear Andrew,

SANUWAVE, Inc. ("Company") is pleased to offer you the position of President Your start date will be (TBD). We are confident that your acceptance marks the beginning of a challenging and mutually beneficial relationship.

This written offer will expire on M onday1   July 241   2023, at midnight eastern standard time, if not accepted by you before that time. Acceptance of this offer includes 1) signing and returning this letter as well as 2) completing the enclosed Non-Compete and Confidentiality Agreement, Statement Regarding Insider Trading and Code of Business Conduct/Ethics.

COMPENSATION Semi-monthly, exempt compensation will be $230,000 annually, less payroll deductions and required withholdings, paid on the 15th and last day of each month. Should termination of employment occur through no fault of employee severance allowance would be equal to four (4) months base salary.

BONUS COMPENSATION You will be eligible to earn an annual bonus of 25%, based on the achievement of performance goals established by the Company .

EQUITY COMPENSATION Employee will receive an employee equity options grant of options to purchase 22.5 million shares (1.5% of current shares outstanding) struck at market price in the quarter employment commences and that will vest on a schedule 10 million each at 12, 24, and 36 months of employment subject to standard acceleration provisions to provide for full vesting around change of control or other similar events.

BENEFITS As a full-time employee, you are eligible to participate in our benefits package including medical, dental, vision, life insurance, short-term and long-term disability benefits, as well as the Company 401(k) plan. You are eligible starting the first month following your start dat e.

Once you begin employment with SANUWAVE, you will be given access  to  Paychex  Flex  self-service.  Please visit this site immediately as there are activities due within 72 business hours of your start date. Information regarding enrollment in benefit plans will be sent in a separate email and must  be completed  within  30 days  of your start date.

CPE REIMBURSEMENT. The Company commits to reimburse you for CPE, (Continuing Professional Education), course expenses, up to $1,500 .00 per fiscal year, for courses taken while you are an active employee in good standing with the Company.

11495 Valley View Road •Eden Prairie, MN 55344 USA• +l 770.419.7525 (p) • +l 770.419.8634 (f) • www.sanuwave.com

VACATION: Paid vacation shall be 3 weeks per annum.

COMPLIANCE WITH RULES . You will be expected to abide by all SANUWAVE rules, regulations, and Company Policies. Throughout your employment, you are responsible for advising the CEO or Human Resources of any factors that may affect your ability to work for the Company without interrupt ion.

RIGHT OF INSPECTION. You acknowledge and agree that the Company has unlimited access to your equipment and work product when it's deemed to be necessary and may inspect, with or without notice.

AT-WILL EM PLOYM EN T. As an at-will employee, you may terminate your employment at any time, with or without cause. Likewise, as an at-will employer, the Company may terminate your employment at any time, with or without cause. The Company also retains the right to make all other decisions concerning your employment (e.g., promotions, demotions, job responsibilities, or any other managerial decisions) with or without cause, in the exercise of its discret ion . This at-will employment relationship cannot be changed except in a writing signed by you and the CEO .

NON-COMPETE, CONFIDENTIALITY AGREEMENT, INSIDER TRADING AND CODE OF BUSINESS CONDUCT /ETHICS. You are required to sign the enclosed Non-Compete and Confidentiality Agreement, Statement Regarding Insider Trading and Code of Business Conduct/Ethics and return it with other items included in the complete offer package you will receive.

ENTIRE AGREEMENT; NO MODIFICATIONS. This . l et t er is the final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions  of  your  employment,  and they supersede any promises or representations made to you by anyone, whether oral or written.

Please sign, date, and EMAIL this letter as acceptance of our offer of employment and in agreement with the terms described in this letter to hr@sanuwave.com. Shortly after accepting this offer, you will be sent a release for Criminal and Employment Background Check. This offer and start date are contingent upon the successful results of the background check . Please complete the release within 48 hours.

Very truly yours,

Morgan Frank, CEO
Sanuwave, Inc.

11495 Valley View Road •Eden Prairie, MN 55344 USA• +l 770.419.7525 (p) • +l 770.419.8634 (f) • www.sanuwave.com

ACCEPTED AND AGREED TO: Andrew Walko

/s/ Andrew Walko	/s/ Andrew Walko
Name Printed	Name Signed

11495 Valley View Road •Eden Prairie, MN 55344 USA• +l 770.419.7525 (p) • +l 770.419.8634 (f) • www.sanuwave.com